Registration No. __________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ADS MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Utah (State of Incorporation)	87-0505222 (I.R.S. Employer Identification Number)

12758 Cimarron Path, Suite B-128

San Antonio, Texas 78249-3426

(210) 655-6613

(Address and telephone number of Registrant’s principal executive office)

_________________________________

Amended and Restated

ADS Media Group, Inc.

2006 Stock Option and Incentive Plan

_________________________________

Clark R. Doyal 12758 Cimarron Path, Suite B-128 San Antonio, Texas 78249-3426 (210) 655-6613 (Name, address and telephone number of agent for service)	With a copy to: Lee Polson Strasburger & Price, LLP 600 Congress Avenue, Suite 1600 Austin, Texas 78701 Telephone: (512) 499-3600 Facsimile: (512) 536-5719

_________________________________________________

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)(4)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(4)
Common Stock, $0.001 par value	4,357,798 shares	$0.30	$1,307,339	$401.35

(1)	The securities to be registered consist of 4,357,798 shares reserved for issuance under the Amended and Restated ADS Media Group, Inc., 2006 Stock Option and Incentive Plan.
(2)

Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee.
(4)

Calculated pursuant to Rule 457(c) and (h). The offering price and the amount of fee for these shares were computed based on the average of the high and low prices of our common stock as reported by the Over-the-Counter Bulletin Board on December 11, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

___________________

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the “Commission”):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2)

All other reports we filed with the Commission since December 31, 2006, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2007, June 30, 2007, and March 31, 2007, and our current reports on Form 8-K filed on April 25, 2007, April 30, 2007, August 9, 2007, and November 8, 2007.

(3)	the description of the registrant’s Common Stock and Common Stock Rights as set forth in the registrant’s Form SB-2/A Registration Statement filed with the Commission on May 14, 2007.

All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under our Amended and Restated Articles of Incorporation, we have eliminated the potential liability of directors to us, and we are required to indemnify our directors against any liability for monetary damages, to the extent allowed by Utah law. The Utah Corporations Law allows corporations, including our Company, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duty. The Corporations Law provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held. Our Articles of Incorporation also provide that if Utah law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our directors. We also enter into indemnification agreements with our directors that indemnifies them to the fullest extent permitted by Utah law.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in the light of all the circumstances indemnification should apply.

To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

The Corporation’s Restated Certificate of Incorporation and Amended and Restated Bylaws specifically provide for indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification by the Corporation for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

5.1	Opinion and consent of Carr & Waddoups, LLC, as to the legality of the Common Stock being offered.

10.1	ADS Media Group, Inc., 2006 Stock Option and Incentive Plan.

23.1	Consent of Independent Auditors.

23.2	Consent of Carr & Waddoups, LLC (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (on signature page).

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Antonio, Texas, on December 12, 2007.

ADS MEDIA GROUP, INC.

/s/ Clark R. Doyal
By:	Clark R. Doyal, Principal Executive Officer

By:	/s/ Michael Wofford
Michael Wofford, Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Clark R. Doyal and James D. Schell and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

	/s/ Clark R. Doyal	Date: December 12, 2007
Clark R. Doyal, President, Chief Executive Officer and Director

	/s/ James D. Schell	Date: December 12, 2007
James D. Schell, Vice President, Secretary, Treasurer and Director

	/s/ Gary J. Davis	Date: December 12, 2007
Gary J. Davis, Director

	/s/ Michael Wofford	Date: December 12, 2007
Michael Wofford, Principal Financial Officer and Principal Accounting Officer

Date:
Ernest Bromley, Director

Date:
James C. Mickey, Director

	/s/ Bryceon Sumner, Jr.	Date: December 12, 2007
Bryceon Sumner, Jr., Director

	/s/ Richard S. Neely	Date: December 12, 2007
Richard S. Neely, Director

EXHIBIT INDEX

5.1	Opinion of Carr & Waddoups, LLC

10.1	ADS Media Group, Inc., 2006 Stock Option and Incentive Plan.

23.1	Consent of Independent Auditors.

23.2	Consent of Carr & Waddoups, LLC (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (on signature page).